Exhibit 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT AND SERP

This AMENDMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of Executive’s employment agreement with UnitedHealth Care Services, Inc. or an affiliated entity (the “Employment Agreement”) and agreement for supplemental executive retirement pay (“SERP”) for purposes of establishing documentary compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”), and to permit ongoing operational compliance with Section 409A. Accordingly, in exchange for the mutual promises set forth below, notwithstanding anything else to the contrary in the Employment Agreement and SERP, Executive’s Employment Agreement and SERP are amended, effective December 31, 2008, as follows:

1.	The last sentence of Section 3(b) of the Employment Agreement is hereby deleted and replaced with the following:

“It is UnitedHealth Group’s intent to issue any such bonus payments, equity awards and long-term incentive compensation payments under this Section 3(b) that are earned and vested during a calendar year not later than March 15 of the following year. Notwithstanding the foregoing, in the event such bonus and/or other incentive that is earned and vested during a calendar year is not paid by the March 15 following the last day of the calendar year, such amounts will be paid in a lump-sum no later than December 31 of the year following the year in which such amounts were earned and vested.”

2.	Section 4(d) of the Employment Agreement is hereby deleted and replaced with the following:

“Termination of Employment by UnitedHealth Group without Cause. If Executive’s employment with UnitedHealth Group is terminated by UnitedHealth Group without Cause other than upon the expiration of the then current original four-year period or any subsequent one-year period as described in Section 1, as applicable, then, upon termination of Executive’s employment as severance and in lieu of any other compensation, Executive shall be entitled to an amount equal to annual base salary for the longer of (i) the remainder of the Employment period and (ii) twelve months, less all applicable withholdings or deductions, payable in a lump sum on the date of such termination of employment. Notwithstanding the foregoing, if UnitedHealth Group determines that Executive’s payments under this Section are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment shall be delayed six months and one day after Executive’s separation from service (to the extent necessary to comply with Section 409A). The first cash payment made following such delay shall include a lump sum of all prior missed payments.”

3.	Section 4(i) of the Employment Agreement is hereby deleted and replaced with the following:

“Termination of Employment by Executive for Good Reason. If Executive’s employment with UnitedHealth Group is terminated by Executive for Good Reason, then, upon termination of Executive’s employment as severance and in lieu of any other compensation, Executive shall be entitled to an amount equal to annual base salary for the longer of (i) the remainder of the Employment period and (ii) twelve months, less all applicable withholdings or deductions, payable in a lump sum on the date of such termination of employment. Notwithstanding the foregoing, if UnitedHealth Group determines that Executive’s payments under this Section are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment shall be delayed six months and one day after Executive’s separation from service (to the extent necessary to comply with Section 409A). The first cash payment made following such delay shall include a lump sum of all prior missed payments.”

4.	Subject to paragraph 6 below, to the extent that Executive’s Employment Agreement does not already provide a schedule of payment(s) for severance compensation subject to Section 409A that is in compliance with Section 409A, then such severance compensation will be paid, minus applicable deductions, including deductions for tax withholding, in equal bi-weekly payments (other than as provided in paragraph 6 below with respect to the first payment) on the regular payroll cycle commencing on the Starting Date (as defined below) and continuing until the end of the severance period specified in the Employment Agreement (and for these purposes, any company option to make payment in a lump-sum shall not apply). If Executive becomes entitled to severance compensation, such payments shall be considered and are hereby designated as, a series of separate payments for purposes of Section 409A. Further, all severance compensation payable under the Employment Agreement shall be paid by, and no further severance compensation shall be paid or payable after December 31 of the second calendar year following the year in which Executive’s Termination (as defined below) occurs. Any reimbursements provided for in Executive’s Employment Agreement will be paid in accordance with the expense reimbursement policies of United HealthCare Services, Inc. and its affiliates (“UnitedHealth Group”).

5.	For purposes of payment of the severance compensation, Executive will be considered to have experienced a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Section 409A. A termination of employment will mean a “separation from service” and will be referred to as a “Termination”.

6.	If Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by UnitedHealth Group) at the time of Executive’s Termination and any amount that would be paid to Executive during the six-month period following Termination constitutes a deferral of compensation (within the meaning of Section 409A), such amount shall not be paid to Executive until the later of (i) six months after the date of Executive’s Termination, and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the 6-month period, the first payroll date following the death), any payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter all payments shall be made as if there had been no such delay.

7.	To the extent applicable, it is intended that the compensation arrangements under the Employment Agreement and SERP be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall UnitedHealth Group be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. Neither UnitedHealth Group nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

8.	The agreement for supplemental executive retirement pay effective as of April 1, 2004, amended effective as of November 7, 2006, is further amended effective December 31, 2008 to delete Section 1.6(ii) and replace with the following Section 1.6(ii) “payment shall only be further delayed for purposes of maximizing UnitedHealth Group’s federal income tax deduction to the extent permitted under Section 409A of the Internal Revenue Code.”

Except as expressly set forth in this Amendment, the Employment Agreement and SERP remain in full force and effect according to their terms.

UNITED HEALTHCARE SERVICES, INC.		STEPHEN J. HEMSLEY

By:	/s/ Christopher J. Walsh	/s/ Stephen J. Hemsley

Date: December 12, 2008		Date: December 31, 2008